Exhibit 99.1

Guitar Center, Inc.
Management Operating Model for 2004
As of December 4, 2003
($ in thousands, except per share amounts)

GC Retail	Q1	Q2	Q3	Q4	2004 Year

Net sales
Bottom end of range	243,318	252,228	259,793	328,166	1,083,505
Top end of range	250,767	259,949	267,746	338,212	1,116,674

Comp store sales increase
Bottom end of range	5%	5%	5%	5%	5%
Top end of range	7%	7%	7%	7%	7%

Operating income
Bottom end of range	3.8%	3.1%	3.8%	8.2%	5.0%
Top end of range	4.0%	3.3%	4.0%	8.6%	5.2%

American Music Retail	Q1	Q2	Q3	Q4	2004 Year

Net sales
Bottom end of range	9,532	8,928	11,010	12,489	41,959
Top end of range	9,922	9,292	11,460	12,999	43,673

Comp store sales increase
Bottom end of range	4%	10%	10%	13%	9%
Top end of range	6%	12%	12%	15%	11%

Operating income
Bottom end of range	-10.2%	-11.4%	-9.1%	-4.4%	-8.4%
Top end of range	-9.8%	-11.0%	-8.7%	-3.6%	-7.9%

Direct Response	Q1	Q2	Q3	Q4	2004 Year

Net sales
Bottom end of range	70,316	67,731	68,985	91,440	298,472
Top end of range	73,186	70,495	71,801	95,172	310,654

Operating income
Bottom end of range	8.4%	8.3%	8.5%	11.4%	9.3%
Top end of range	8.8%	8.7%	8.9%	12.2%	9.8%

Consolidated Company	Q1	Q2	Q3	Q4	2004 Year

Net sales
Bottom end of range	323,166	328,887	339,788	432,095	1,423,936
Top end of range	333,875	339,736	351,007	446,383	1,471,001

Operating income
Bottom end of range	4.4%	3.7%	4.3%	8.5%	5.5%
Top end of range	4.7%	4.0%	4.6%	9.0%	5.8%

Interest expense
Bottom end of range	1,300	1,400	1,300	1,200	5,200
Top end of range	1,500	1,600	1,500	1,400	6,000

Net earnings
Bottom end of range	8,021	6,768	8,294	22,147	45,230
Top end of range	8,718	7,427	9,018	24,162	49,325

Weighed diluted shares	25,500	25,500	25,500	25,500	25,500

EPS
Bottom end of range	0.31	0.27	0.33	0.87	1.77
Top end of range	0.34	0.29	0.35	0.95	1.93

EBITDA
Bottom end of range	19,750	18,250	20,750	43,250	102,000
Top end of range	21,250	19,500	22,000	46,250	109,000

Capital Expenditure
Bottom end of range	11,000	9,500	3,500	3,500	27,500
Top end of range	11,750	10,250	4,250	4,250	30,500

Reconciliation of EBITDA to Net Income:	Q1	Q2	Q3	Q4	2004 Year

Bottom end of range
Projected Net Income	8,021	6,768	8,294	22,147	45,230
Income Taxes (38%)	4,916	4,148	5,083	13,574	27,721
Interest Expense (mid-point)	1,400	1,500	1,400	1,300	5,600
Depreciation and Amortization (mid-point)	5,600	5,800	6,000	6,100	23,500
Rounding	(187)	34	(27)	129	(51)
Projected EBITDA	19,750	18,250	20,750	43,250	102,000

Top end of range
Projected Net Income	8,718	7,427	9,018	24,162	49,325
Income Taxes (38%)	5,343	4,552	5,527	14,809	30,231
Interest Expense (mid-point)	1,400	1,500	1,400	1,300	5,600
Depreciation and Amortization (mid-point)	5,600	5,800	6,000	6,100	23,500
Rounding	189	221	55	(121)	344
Projected EBITDA	21,250	19,500	22,000	46,250	109,000

Earnings before interest, taxes, depreciation and amortization, or EBITDA, is not a measure of financial performance under generally accepted accounting principles.  In accordance with Regulation G promulgated by the Securities and Exchange Commission, we are providing a reconciliation of projected EBITDA, a “non-GAAP” financial measure, to projected net income, the GAAP-based financial measure that we believe is most comparable.

We present this non-GAAP data because many investors view this information as a useful measure of a company’s performance or its ability to generate cash flow and service debt or capital obligations.  This financial measure should not, however, be considered as a substitute for measures determined under generally accepted accounting principles, such as net income and cash flow from operations.  Further, the calculation of EBITDA varies from company to company and thus the results that we calculated using the methodology specified above might not be comparable to the amounts reported by other companies.

The data provided in the above tables represents forward-looking statements and must be read in conjunction with the information provided in the attached Form 8-K, including that provided under the caption “Risk Factors.”